Exhibit 99.1

Bion’s Readily-Available Nitrogen Fertilizer Passes Key Hurdle

August 14, 2019. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that recovers high-value coproducts from the waste, announced that the Terms and Definitions Committee of the Association of American Plant Food Control Officials (AAPFCO) has recommended to officially approve ammonium bicarbonate at their next meeting in February 2020, as a listed fertilizer under their guidelines.

Bion’s 3G technology captures the volatile ammonia in the livestock waste stream and converts it into stable concentrated ammonium bicarbonate. It will contain 12 to 17 percent nitrogen in a crystalline form that is easily transported, water soluble and provides readily-available nitrogen. It will contain none of the other salt, iron and mineral constituents of the livestock waste stream, and will be in an industry-standard form that can be precision-applied to crops using existing equipment.

AAPFCO is an organization of fertilizer control officials from each state in the United States, Canada and Puerto Rico, that provide uniform standards for the fertilizer industry. All states, Canada and PR require fertilizers to (at least) meet AAPFCO standards. The ammonium bicarbonate application to AAPFCO was originally submitted, considered, and defined at the AAPFCO meeting in February 2019.  At the Summer Annual meeting in August 2019, the AAPFCO Terms and Definitions Committee recommended to the AAPFCO Board that the definition be voted on as official at the next AAPFCO meeting in February 2020.

Craig Scott, Bion’s director of communications, stated, “AAPFCO recognition is a key requirement in rolling out our readily-available nitrogen coproduct. It will allow us to move forward with the various state certifications we will need as we establish the markets for ammonium bicarbonate. We are simultaneously preparing applications to the Organic Materials Review Institute (OMRI) to certify several coproducts for use in organic crop production.”

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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘can’, ‘will', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct